FOR IMMEDIATE RELEASE

Contact:
Mark A. Klionsky,
Senior Vice President
CoStar Group, Inc.
(301) 280-3898
mklionsky@costar.com

CoStar Group, Inc. Announces Third Quarter 2004 Results

Company Increases EBITDA 36.9% Year Over Year While Investing Heavily
in 21-Market Expansion

BETHESDA, MD October 19, 2004–CoStar Group, Inc. (NASDAQ: CSGP) earnings increased substantially in the third quarter of 2004 while the Company continued its heavy investment in expanding into 21 new geographic markets, the Company announced today.

Year 2003-2004 Quarterly Results
($’s in millions, except per share data)

	2003				2004
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Revenues	$22.6	$23.2	$24.1	$25.3	$26.3	$27.5	$28.6
EBITDA	2.4	2.9	3.7	4.2	4.5	4.6	5.1
Pro forma earnings	1.0	1.4	2.1	2.8	3.1	3.4	4.0
Pro forma earnings per share	0.06	0.09	0.13	0.16	0.17	0.18	0.21
Net income (loss)	(0.8)	(0.4)	0.3	1.0	1.5	1.7	2.4
Net income (loss) per share — diluted	(0.05)	(0.02)	0.02	0.06	0.08	0.09	0.13
Weighted average outstanding shares-diluted	15.8	15.9	16.5	17.8	18.7	18.8	18.9

CoStar’s EBITDA (earnings before interest, taxes, depreciation and amortization) increased 36.9% to $5.1 million for the third quarter of 2004 compared to EBITDA of $3.7 million for the third quarter of 2003. Pro forma earnings improved by 84.1% to $4.0 million or $0.21 per share for the third quarter of 2004 compared to pro forma earnings of $2.1 million or $0.13 per share for the same quarter in 2003. (Pro forma earnings is net income before purchase amortization included in cost of revenues and in operating expenses and the related income tax benefit.) For the quarter ended September 30, 2004, net income increased to $2.4 million or $0.13 per share, compared to net income of $281,000 or $0.02 per share for the third quarter of 2003.

Revenues for the third quarter of 2004 were $28.6 million, an increase of 18.7% over the third quarter of 2003. Revenues increased sequentially by 4.2% for the third quarter of 2004 over the second quarter of 2004. CoStar has reported revenue increases in 25 consecutive quarters since its IPO.

“We have continued to generate strong revenue and earnings growth on our existing platform while positioning the Company for expected higher growth rates in the future,” stated CoStar Group President & CEO Andrew C. Florance. “Our strong performance in the quarter reflects the favorable trends we have seen in rising renewal rates, increasing demand from new customers and improving market conditions.”

The renewal rate for CoStar’s subscription services increased two percentage points from approximately 91% in the third quarter of 2003 to approximately 93% in the third quarter of 2004.

“In addition, we are making significant progress on our planned expansion into 21 new geographic markets in the United States,” Florance added. “Since deploying our field research teams into these markets in May, we have collected information on and photographed over 70,000 office, industrial and retail properties. Our initial field research phase will soon be completed in a number of markets, and we already have signed leading brokerage firms in certain of these markets to multi-year contracts. We expect this major expansion effort to begin contributing favorably to our revenue in the first quarter of 2005.”

As of September 30, 2004, the Company had $113.3 million in cash, cash equivalents, and short-term investments, an increase of $6.0 million compared to June 30, 2004. This increase resulted principally from growing EBITDA, and includes $1.5 million of proceeds from stock option exercises of approximately 66,000 shares of common stock during the third quarter. The Company has no long-term debt.

“For the fourth quarter of 2004, we expect overall sequential quarterly revenue growth of 3.5% to 4.0%, and pro forma earnings of approximately $0.22 per share,” stated Frank A. Carchedi, CoStar’s Chief Financial Officer. “Adjusting these pro forma amounts for purchase amortization and the related income tax benefit, which we expect to be consistent with the amounts for the third quarter of 2004, we expect diluted net income of approximately $0.14 per share in the fourth quarter of 2004. In the fourth quarter, we expect continued investment in our expansion into 21 new U.S. markets and we plan to continue to focus on balancing that investment in long-term growth with expected earnings growth from existing operations,” Carchedi stated.

“We now expect pro forma earnings for 2004 to nearly double compared to 2003 and expect pro forma earnings per share of approximately $0.78 for 2004,” Carchedi continued. “Adjusting these pro forma amounts for purchase amortization and the related income tax benefit which we expect to total approximately $6.5 million in 2004, the Company now expects diluted net income of approximately $0.44 per share in 2004.”

Also, the Company announced that due to substantial year over year earnings growth, the impact of purchase amortization on net income has diminished; therefore, beginning in the first quarter of 2005, the Company expects to no longer report pro forma earnings. The Company expects to continue to report EBITDA and reconcile EBITDA to net income.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Revenues	$28,610	$24,108	$82,344	$69,835
Cost of revenues	9,189	7,627	25,972	22,946

Gross margin	19,421	16,481	56,372	46,889
Operating expenses:
Selling and marketing	7,452	6,683	21,549	19,650
Software development	2,150	1,729	6,315	5,131
General and administrative	6,778	6,528	20,663	19,685
Purchase amortization	1,085	1,167	3,282	3,393

	17,465	16,107	51,809	47,859

Income (loss) from operations	1,956	374	4,563	(970)
Other income, net	311	65	835	199

Income (loss) before income taxes	2,267	439	5,398	(771)
Income tax expense	0	158	159	158
Income tax benefit	(100)	0	(345)	0

Net income (loss)	$2,367	$281	$5,584	$(929)

Net income (loss) per share — basic	$0.13	$0.02	$0.31	$(0.06)

Net income (loss) per share — diluted	$0.13	$0.02	$0.30	$(0.06)

Pro forma earnings	$3,950	$2,146	$10,418	$4,569

Pro forma earnings per share	$0.21	$0.13	$0.55	$0.28

Weighted average outstanding shares — basic	18,247	15,981	18,120	15,884

Weighted average outstanding shares — diluted	18,898	16,482	18,792	15,884

Reconciliation of Non-GAAP Financial Measures with Net Income (Loss)
Net income (loss)	$2,367	$281	$5,584	$(929)
Purchase amortization in cost of revenues	598	698	1,896	2,105
Purchase amortization in operating expenses	1,085	1,167	3,282	3,393
Income tax benefit from purchase amortization	(100)	0	(345)	0

Pro forma earnings	$3,950	$2,146	$10,417	$4,569

Net income (loss)	$2,367	$281	$5,584	$(929)
Purchase amortization in cost of revenues	598	698	1,896	2,105
Purchase amortization in operating expenses	1,085	1,167	3,282	3,393
Depreciation and other amortization	1,454	1,481	4,499	4,401
Interest income, net	(311)	(65)	(835)	(199)
Income tax expense	0	158	159	158
Income tax benefit from purchase amortization	(100)	0	(345)	0

EBITDA	$5,093	$3,720	$14,240	$8,929

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$33,251	$35,643
Short-term investments	80,058	61,806
Accounts receivable, net	3,490	4,308
Prepaid and other current assets	2,533	1,981

Total current assets	119,332	103,738
Property and equipment, net	12,164	10,254
Intangible and other assets, net	70,087	68,941
Deposits	995	967

Total assets	$202,578	$183,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,705	$9,645
Deferred revenue	6,319	5,886

Total current liabilities	19,024	15,531
Deferred income taxes	3,168	0
Stockholders’ equity	180,386	168,369

Total liabilities and stockholders’ equity	$202,578	$183,900

Reconciliation of Non-GAAP Financial Measures with 2003-2004 Quarterly Results
(in millions)

	2003				2004
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Net income (loss)	$(0.8)	$(0.4)	$0.3	$1.0	$1.5	$1.7	$2.4
Purchase amortization	1.8	1.8	1.8	1.8	1.7	1.8	1.7
Income tax benefit	—	—	—	—	(0.1)	(0.1)	(0.1)

Pro forma earnings	$1.0	$1.4	$2.1	$2.8	$3.1	$3.4	$4.0

Net income (loss)	$(0.8)	$(0.4)	$0.3	$1.0	$1.5	$1.7	$2.4
Purchase amortization	1.8	1.8	1.8	1.8	1.7	1.8	1.7
Depreciation and other amortization	1.5	1.6	1.5	1.5	1.5	1.4	1.4
Interest income, net	(0.1)	(0.1)	(0.1)	(0.2)	(0.2)	(0.3)	(0.3)
Income tax expense	—	—	0.2	0.1	0.1	0.1	—
Income tax benefit from purchase amortization	—	—	—	—	(0.1)	(0.1)	(0.1)

EBITDA	$2.4	$2.9	$3.7	$4.2	$4.5	$4.6	$5.1

Management will conduct a conference call to discuss earnings results for the quarter ended September 30, 2004, and the financial outlook for 2004 at 11:00 am ET, Wednesday, October 20, 2004. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on October 31, 2004. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 1264780. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc., (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on over 55 U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the company has approximately 950 employees throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-Q for the period ended June 30, 2004, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that CoStar’s revenues will grow at the rates specified herein, that CoStar’s revenues for the fourth quarter of 2004 will be as stated in this press release, that CoStar’s quarterly sequential growth rate for the fourth quarter of 2004 will be as stated in this press release, that CoStar’s pro forma earnings for the fourth quarter of 2004 or the year ending 2004 will be as stated in this press release, that CoStar’s diluted net income for the fourth quarter of 2004 or the year ending 2004 will be as stated in this press release, that CoStar’s estimated purchase amortization and the related income tax benefit for the fourth quarter of 2004 or the year ending 2004 will be as stated in this press release, that CoStar will expand into 21 new markets in 2004 or 2005, that CoStar will experience higher growth rates in the future, that the expansion will begin to contribute favorably to the Company’s revenue in the first quarter of 2005 or that the Company will no longer report pro forma earnings beginning in 2005. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.